CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated October 5, 2012, on the statement of assets and liabilities of the Elessar Small Cap Value Fund, a Series of Elessar Funds Investment Trust (the Fund) and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 3 under the Securities Act of 1933 and Pre-Effective Amendment No. 3 under the Investment Company Act of 1940 to Elessar Small Cap Value Fund's Registration Statement on Form N-1A (File Nos. 333-183022 and 811-22728), including the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Registration Statement of the Fund.

SKODA MINOTTI

Mayfield Village, Ohio

October 9, 2012